Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE COMPANY CONTINUES

NEGOTIATIONS ON SENIOR DEBT FACILITY

TULSA, OK – November 30, 2004 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, reported today that it has not received approval from all of its senior lending institutions (JPMorgan Chase Bank, N.A., International Bank of Commerce, Wachovia Bank National Association, UMB Bank, N.A., and Wells Fargo Bank, NA) on the amended structure for the $20 million Term Note B. Therefore, the effective interest rate on December 1, 2004 will be 18% payable monthly commencing on December 31, 2004. While the company had been advised that alternative capital in the form of a $20 million subordinated debt facility would be appropriate, it now appears that an amendment similar to the current proposal that maintains a total senior facility would be preferable.

We are optimistic that the amended debt structure will be approved by the remaining institutions prior to the December 31, 2004 interest payment on the existing senior credit facility. We anticipate reducing the interest rate on the $20 million Term Note B to 12.5% effective December 1, 2004 through March 31, 2005. During this 120-day period, Matrix will be working with its senior lenders to provide for a more permanent refinancing solution to the total senior facility.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
laustin@matrixservice.com	tnguyen@sternco.com